UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2013

LaserLock Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-31927 (Commission File Number)	23-3023677 (I.R.S. Employer Identification No.)

3112 M Street NW
Washington, D.C.	20007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 400-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 25, 2013, LaserLock Technologies, Inc. (the “Company”) announced that Edward Weisberger accepted the position of Chief Financial Officer of the Company. Mr. Weisberger will commence his new position with the Company on December 2, 2013.

Mr. Weisberger, 49, is a Certified Public Accountant with over 25 years of accounting experience and 20 years of management experience. From December 2001 to September 2013, Mr. Weisberger served as the Treasurer and Chief Financial Officer of Igene Biotechnology, Inc., an international public biotechnology and nutraceutical company. Prior to working for Igene Biotechnology, Inc., Mr. Weisberger served as a consultant for the accounting firm Deloitte & Touche.

Pursuant to the terms of the offer letter agreed to between the Company and Mr. Weisberger, Mr. Weisberger will be an “at-will” employee of the Company and will receive an annual salary of $125,000. Mr. Weisberger will also receive 1 million options to purchase shares of common stock of the Company, with an exercise price of $0.15. 500,000 of the options will vest at the end of 12 months. The remaining 500,000 options will vest at the end of 24 months. Mr. Weisberger will receive a standard benefits package that includes health insurance and paid vacation time.

Item 8.01. Other Events.

On Page 2 of the Company’s definitive proxy statement, filed with the Securities and Exchange Commission on November 19, 2013 (the “Proxy”), the Proxy inadvertently stated that nominees for director of the Company will be elected by a majority of the votes cast for the election of directors at the annual meeting of stockholders. In accordance with the bylaws of the Company, the directors shall be elected by a plurality of the votes cast at the annual meeting. As indicated in the Proxy, abstentions and broker non-votes will not have any effect on the election of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Neil Alpert
Neil Alpert President and CEO

Dated: November 27, 2013